Exhibit 5.1

301 Congress Avenue, Suite 900 Austin, TX 78701 Tel: +1.737.910.7300 Fax: +1.737.910.7301 www.lw.com FIRM / AFFILIATE OFFICES

March 31, 2023	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

TXO Energy Partners, L.P.

400 West 7th Street

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-8 with respect to 2,000,000 Common Units

To the addressees set forth above:

We have acted as special counsel to TXO Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 2,000,000 common units representing limited partner interests in the Partnership (the “Common Units”), issuable under the TXO Energy Partners, L.P. 2023 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). The Common Units are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2023 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised

March 31, 2023

in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Common Units will be validly issued and, under the Delaware Act, recipients of the Common Units will have no obligation to make further payments for their receipt of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP